Item 7
 BlackRock Life Limited
 BlackRock Advisors, LLC
 BlackRock France SAS
 BlackRock (Netherlands) B.V.
 BlackRock Institutional Trust Company, National Association
 BlackRock Asset Management Ireland Limited
 BlackRock Financial Management, Inc.
 BlackRock Japan Co., Ltd.
 BlackRock Asset Management Schweiz AG
 BlackRock Investment Management, LLC
 BlackRock Investment Management (UK) Limited
 BlackRock Asset Management Canada Limited
 BlackRock (Luxembourg) S.A.
 BlackRock Investment Management (Australia) Limited
 BlackRock Fund Advisors
 BlackRock Advisors (UK) Limited
 BlackRock Asset Management North Asia Limited
 BlackRock (Singapore) Limited
 BlackRock Fund Managers Ltd



*Entity beneficially owns 5% or greater of the outstanding shares of the security class being reported on this
Schedule 13G.